ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1995-2
$ 247,582,941 5.80% Auto Receivables Backed Certificates
For the Year Ended December 31, 1998




         PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
            DIST        DIST       LOSSES    LOSS %     DELQ.        %
        ____________ ___________ ___________ ________ ____________ _______
 Jan-98   4,863,199     423,140     145,948    2.10%    4,495,315    5.39%
 Feb-98   4,597,590     399,634     202,408    3.08%    4,052,582    5.14%
 Mar-98   4,538,383     377,412     189,199    3.05%    3,657,286    4.91%
 Apr-98   5,047,377     355,477     113,966    1.97%    3,490,299    5.03%
 May-98   4,431,206     331,081     149,993    2.77%    3,365,167    5.18%
 Jun-98   4,082,535     309,664      70,977    1.40%    3,002,878    4.93%
 Jul-98   3,993,616     289,931      30,249    0.64%    2,828,423    4.97%
 Aug-98   3,988,840     270,629     117,809    2.67%    2,708,252    5.12%
 Sep-98   3,596,975     251,350      96,453    2.35%    2,537,957    5.16%
 Oct-98   3,455,311     233,964      42,756    1.12%    2,347,789    5.14%
 Nov-98   3,114,252     217,264      51,390    1.45%    2,418,829    5.69%
 Dec-98   3,050,813     202,211      40,478    1.23%    2,352,878    5.97%
        ____________ ___________ ___________
 Totals  48,760,097   3,661,757   1,251,626

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.